Exhibit 99.1

SYNTHENOL, INC.
65 Broadway, Suite 501
New York, New York 10006
(212) 359-4301 – Tel.
(646) 356-7034 – Fax

September 22, 2008

Tom Simeo
Managing Partner
Viking Investments Group LLC
65 Broadway, Suite 501
New York, New York 10006

Re:           Repayment of Stockholder Loan

Dear Mr. Simeo:

As you know, Synthenol, Inc. (“Synthenol”) currently owes to Viking Investments Group LLC (“Viking”) an aggregate amount of $270,405 (the “Amount Due”).  Synthenol has agreed to repay the Amount Due  by issuing to Viking 284,637 shares (the “Shares”) of Synthenol common stock.  The Shares represent $270,405 worth of Synthenol common stock calculated based upon a price per share of $0.95 which is the price per share Viking paid for certain shares of Synthenol common stock pursuant to a stock purchase agreement dated as of August 15, 2008 between Synthenol, certain shareholders of Synthenol and Viking.  In consideration of the mutual promises set forth herein, the parties hereto hereby agree as follows:

1.  Issuance of the Shares.  As soon as practicable after the date hereof, Synthenol will issue the Shares to Viking in consideration of Viking’s release of Synthenol’s obligation repay to Viking the Amount Due.  You acknowledge that the Shares will constitute restricted stock and will contain the standard legend that refers to the transfer restrictions of the Securities Act of 1933, as amended.

2.  Release.  In consideration of the issuance of the Shares as specified in Section 1 hereof and for such other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by you on behalf of Viking , Viking hereby releases and forever discharges Synthenol and its subsidiaries and affiliates (collectively, the “ Releasees”) from the Releasees’ obligation (the “Obligation”) to repay to Viking the Amount Due and Viking agrees not to bring or pursue any judicial, quasi-judicial or administrative action against any of the Releasees for any reason whatsoever arising out of or otherwise relating to the Obligation.  You further acknowledge and agree that Viking has not already filed or otherwise commenced any such action.  All of Viking’s rights and obligations relating to the Obligation will be governed solely by this Agreement.

3.  Miscellaneous. The parties agree, without the need for any additional consideration, to execute such other and further instruments, documents and agreements and to perform such other acts as may be reasonably required to effectuate the purposes of this letter agreement.  This letter agreement constitutes the entire understanding between Viking and Synthenol with respect to the subject matter hereof and may not be amended, modified or supplemented except by a written instrument signed by all of the parties hereto.  This letter agreement shall be governed by and construed according to the laws of the State of New York without regard to the conflicts of law principles thereof.  This letter agreement may be executed in any number of counterparts, each of which shall be deemed an original and enforceable against the parties actually executing such counterpart, and all of which, when taken together, shall constitute one instrument.  Facsimile execution and delivery of this letter agreement is legal, valid and binding execution and delivery for all purposes.

If the above meets with your understanding, please acknowledge your agreement by signing below.  This letter agreement is deemed to be executed by the parties hereto as of the date first above written.

Very truly yours,

SYNTHENOL, INC.

By:	/s/ Richard Xu
Name: Richard Xu
Title: President

ACCEPTED AND AGREED TO BY VIKING INVESTMENTS GROUP LLC AS OF THE DATE FIRST ABOVE WRITTEN:

/s/ Tom Simeo
Name: Tom Simeo
Title: Managing Partner